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                                                                  Exhibit 10.3


                               NETGENICS EXECUTIVE
                              EMPLOYMENT AGREEMENT
                              --------------------

                                 MANUEL GLYNIAS

         This Agreement is made as of this 25th day of June, 1996, by and between MANUEL GLYNIAS, an individual ("Mr. Glynias"), and NETGENICS, INC., a Delaware corporation ("NetGenics").

         WHEREAS, Mr. Glynias and NetGenics desire to enter into an employment relationship;

         NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and promises herein contained, and subject to the terms and conditions herein set forth, Mr. Glynias and NetGenics hereby agree as follows:

                  1. TERM OF EMPLOYMENT; DUTIES.

                     a. The "Term of Employment" shall commence on the date of this Agreement and shall terminate on the fifth anniversary of the date hereof or as provided below.

                     b. During the Term of Employment, NetGenics shall employ Mr. Glynias, and Mr. Glynias shall work for NetGenics, as President and Chief Executive Officer. In this capacity, Mr. Glynias shall have such duties as are customarily associated with and incidental to such position and as may be assigned to Mr. Glynias from time to time by the Board of Directors of NetGenics (the "Board"), specifically including without limitation acting as one of the members of the Board. Mr. Glynias shall report to and be responsible to the Board. Mr. Glynias shall perform such other or further duties as shall from time to time be requested by the Board which are consistent with his position as an executive officer of NetGenics or as may be mutually agreed upon by Mr. Glynias and the Board.

                     c. During the Term of Employment, Mr. Glynias shall devote one hundred percent of Mr. Glynias's business time to carrying out Mr. Glynias's duties hereunder, will not engage in any activity which would be inconsistent with such duties or with the objectives and business of NetGenics and will diligently perform Mr. Glynias's obligations and discharge Mr. Glynias's duties hereunder.

                  2. COMPENSATION. During the Term of Employment, the following compensation and benefits shall be payable and provided to Mr.
Glynias:

                     a. NetGenics shall pay Mr. Glynias at the annual rate of $120,000 which will be payable in accordance with the standard practice of NetGenics in the payment of salaries of its employees;


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                     b. Mr. Glynias's annual rate of pay shall be reviewed
annually on January 1 of each year, commencing January 1, 1997, and shall be subject to increase, but not decrease, in the sole discretion of the Board;

                     c. NetGenics may (but shall not be required to) provide Mr. Glynias with an annual incentive bonus upon such terms as the Board shall approve and which shall be considered annually at the time as salary increases as provided above.

                     d. NetGenics will provide Mr. Glynias with such "fringe" benefits as are appropriate for an executive employee and as shall be approved by the Board.

                     e. NetGenics shall promptly reimburse Mr. Glynias for all business expenses incurred in furtherance of the business of NetGenics in accordance with policies established from time to time by the Board.

                  3. EARLY TERMINATION: DEATH. Notwithstanding anything to the contrary in paragraph 1 hereof: if Mr. Glynias dies during the Term of Employment, the Term of Employment shall terminate. Upon such termination, Mr. Glynias's estate or beneficiaries shall be entitled to receive any salary and other benefits earned and accrued prior to the date of termination and reimbursement for expenses incurred prior to the date of termination, and his beneficiary shall be entitled to any proceeds of insurance payable to such beneficiary pursuant to any life insurance maintained by NetGenics for the benefit of Mr. Glynias including without limitation the $500,000 of life insurance provided for below.

                  4. EARLY TERMINATION: DISABILITY. Notwithstanding anything to the contrary in paragraph 1 hereof: if Mr. Glynias by virtue of ill health or other disability has at any time been unable to perform substantially and continuously the duties assigned to Mr. Glynias under this Agreement for a period of 180 days and such disability is expected to be permanent and continuous thereafter for the balance of the then Term of Employment, then NetGenics shall have the right to terminate the Term of Employment upon notice to Mr. Glynias. Upon such termination, Mr. Glynias shall be entitled to receive any salary and other benefits earned and accrued prior to the date of termination, and reimbursement for expenses incurred prior to the date of termination. The parties shall have no further obligation under this Agreement, EXCEPT that Mr. Glynias shall not be relieved of Mr. Glynias's obligations under paragraph 8 concerning confidentiality and non-competition.

                  5. EARLY TERMINATION: TERMINATION BY NETGENICS FOR CAUSE. Notwithstanding anything to the contrary in paragraph 1 hereof: the Term of Employment may be terminated by NetGenics upon notice to Mr. Glynias for "cause." The term "cause" shall mean Mr. Glynias's (i) conviction of a felony or like criminal conduct as determined by the Board or (ii) material breach of this Agreement which has not been cured of a prospective basis following written notice from the Board and the opportunity to be heard before the Board. Upon such termination, Mr. Glynias shall be entitled to receive any salary and other benefits earned and accrued prior to the date of termination, and reimbursement for expenses incurred prior to the date of termination. The parties shall have no further obligation under this Agreement EXCEPT



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that Mr. Glynias shall not be relieved of Mr. Glynias's obligations under paragraph 8 concerning confidentiality and non-competition.

                  6. EARLY TERMINATION: TERMINATION BY NETGENICS WITHOUT CAUSE. Notwithstanding anything to the contrary in paragraph 1 hereof: the Term of Employment may be terminated by NetGenics upon notice of Mr. Glynias without cause, which shall mean for any reason other than one permitting termination for "cause." Upon such termination, Mr. Glynias shall be entitled to receive any salary and other benefits earned and accrued prior to the date of termination, and reimbursement for expenses incurred prior to the date of termination, and continuation of salary and health care benefits hereunder for a period of six months. The parties shall have no further obligation under this Agreement EXCEPT that Mr. Glynias shall not be relieved of Mr. Glynias's obligations under paragraph 8 concerning confidentiality and non-competition.

                  7. EARLY TERMINATION: TERMINATION BY RESIGNATION OF MR. GLYNIAS. Notwithstanding anything to the contrary in paragraph 1 hereof: the Term of Employment may be terminated by Mr. Glynias upon not less than 90 days notice of resignation to NetGenics (provided that circumstances did not then exist that would permit NetGenics to terminate Mr. Glynias for cause). Upon such termination, Mr. Glynias shall be entitled to receive any salary and other benefits earned and accrued prior to the date of termination, and reimbursement for expenses incurred prior to the date of termination. The parties shall have no further obligation under this Agreement EXCEPT that Mr. Glynias shall not be relieved of Mr. Glynias's obligations under paragraph 8 concerning confidentiality and non-competition.

                  8. CONFIDENTIALITY AND NON-COMPETITION.

                     a. Mr. Glynias acknowledges that Mr. Glynias has had or will have unlimited access to the confidential information and business methods relating to NetGenics's business and operations and that NetGenics would be irreparably injured and the goodwill of NetGenics would be irreparably damaged if Mr. Glynias were to breach the covenants set forth in this paragraph 8. Mr. Glynias further acknowledges that the covenants set forth in this paragraph 8 are reasonable in scope and duration and do not unreasonably restrict Mr. Glynias's association with other business entities, either as an employee or otherwise as set forth herein.

                     b. During the Term of Employment and thereafter, Mr. Glynias shall not disclose to any person, firm or other organization in any manner, directly or indirectly, any confidential information or data relevant to the business of NetGenics disclosed by NetGenics to Mr. Glynias, whether of a technical or commercial nature, or use, in any manner, directly or indirectly, any such confidential information or data, excepting only use of such data or information as is (i) at the time disclosed, through no act or failure to act on the part of Mr. Glynias, generally known or available; (ii) furnished to Mr. Glynias by a third party as a matter of right and without restriction on disclosure; or (iii) required to be disclosed by court order. Upon termination of the Term of Employment, Mr. Glynias shall return to NetGenics any and all materials and information in tangible or electronic form concerning the business and affairs of NetGenics.


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                     c. During the Term of Employment anywhere in the world, and for six months thereafter in any country in the world where NetGenics then has made sales or granted licenses or otherwise done business or is actively contemplating doing any of such activities, Mr. Glynias shall not engage, directly or indirectly, whether as an individual on Mr. Glynias's own account, or as a shareholder, partner, joint venturer, director, officer, employee, consultant, creditor and/or agent, of any person, firm or organization or otherwise, directly or indirectly, in any or all of the following activities:

                        (1) Enter into or engage in any business which competes with the business carried on by NetGenics;

                        (2) Solicit customers or business patronage which results in competition with the business of NetGenics;

                        (3) Promote or assist, financially or otherwise, any person, firm, association, corporation or other entity engaged in any business which competes with NetGenics; or

                        (4) Approach or solicit or hire, or own any interest in any firm, association, corporation or other entity that approaches or solicits or hires any employee of NetGenics with respect to a business in competition with NetGenics.

                     d. Notwithstanding anything herein to the contrary, Mr. Glynias shall be permitted to own shares of any class of capital stock of any publicly held corporation so long as the aggregate holdings of Mr. Glynias represent less than 1% of the outstanding shares of such class of capital stock.

                  9. RIGHTS AND REMEDIES UPON BREACH.

                     a. Mr. Glynias acknowledges and agrees that NetGenics's remedy at law for any breach of any of Mr. Glynias's obligations under paragraph 8 hereof would be inadequate, and agrees and consents that temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision of paragraph 8 without the necessity of proof of actual damage.

                     b. With respect to any provision of this Agreement finally determined by a court of competent jurisdiction to be unenforceable, Mr. Glynias and NetGenics hereby agree that such court shall have jurisdiction to reform such provision so that it is enforceable to the maximum extent permitted by law, and the parties agree to abide by such court's determination. In the event that any provision of this Agreement cannot be reformed, such provision shall be deemed to be severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.



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                  10. COVENANTS.

                      a. Mr. Glynias agrees to cooperate (including taking any required physical exams and making any required disclosures) with NetGenics so that NetGenics can obtain and pay the premiums on insurance on his life in the amount of $1,500,000 as promptly as possible, with NetGenics to be the beneficiary of $1,000,000 and with Mr. Glynias to have the right to designate the beneficiary of the remaining $500,000 of such insurance.

                      b. Mr. Glynias represents and warrants that he is free to enter into and perform this Agreement and that the same will not result in the breach or violation of any other agreement to which he is a party or bound, and that his performance as contemplated hereunder will not violate any restriction or other obligation or commitment to which he is subject.

                  11. BINDING EFFECT. This Agreement shall be binding on and inure to the benefit of the parties and their respective successors, permitted assigns heirs, executors and legal representatives.

                  12. AMENDMENTS, WAIVER. No amendment, modification, or waiver of any provision of this Agreement, nor consent to any departure by Mr. Glynias therefrom, shall be effective unless the same shall be in writing and signed by NetGenics and approved by the Board. The failure of NetGenics at any time or from time to time to require performance of any Mr. Glynias's obligations under this Agreement shall in no manner affect the right to enforce any provision of this Agreement at a subsequent time, and the waiver of any rights arising out of any breach shall not be construed as a waiver of any rights arising out of any subsequent or prior breach.

                  13. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

                  14. NOTICES. Any notices or other communications required or permitted under this Agreement shall be deemed to have been effectively given and made if in writing and if served either by personal delivery or facsimile transmission to the party for whom it is intended or by being deposited postage prepaid, in the first class United States mail, certified or registered mail, return receipt requested, addressed as follows:

                           If to NetGenics:

                                    NetGenics, Inc.
                                    c/o Baker & Hostetler
                                    Attention:  James B. Griswold
                                    3200 National City Center
                                    1900 East Ninth Street
                                    Cleveland, Ohio 44114


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                           If to Mr. Glynias:

                                    Mr. Manuel Glynias
                                    2180 Radcliffe Drive
                                    Westlake, Ohio 44145

                  15. ATTORNEY FOR MR. GLYNIAS. Mr. Glynias acknowledges that Mr. Glynias has retained such separate and independent legal counsel and advice as Mr. Glynias deems appropriate to advise Mr. Glynias in connection with the execution and delivery of this Agreement, and that Mr. Glynias understands the terms and conditions hereof which have been reviewed with Mr. Glynias and explained by such separate and independent legal counsel as Mr. Glynias deems appropriate.

                  IN WITNESS WHEREOF, the parties hereto have executed or caused to be executed this instrument on the day first above written.





                                  /s/ Manuel J. Glynias
                                  ---------------------
                                  MANUEL GLYNIAS



                                  NETGENICS, INC.



                                  By:  /s/ Walter Gilbert
                                      -------------------------------------

                                  Its:  Chairman of the Board of Directors
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